Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
    (970) 493-7272, Ext. 4105

Correcting and Replacing Heska Corporation 1Q05 Earnings Release

FORT COLLINS, CO, May 16, 2005 - On May 11, 2005 Heska Corporation (“Heska” or the “Company”) released its first quarter 2005 earnings. A release corrected for certain typographical errors was released on May 12, 2005. Subsequently, the Company has determined that certain debts listed as long term on the previous releases should have been listed as short term due to the Company’s belief that it is not probable the Company will achieve all of the current covenants under its credit facility agreement over the next twelve months. The Company has begun discussions with its existing lender regarding an amended credit facility agreement. This release corrects and replaces all prior releases regarding Heska’s first quarter 2005 earnings.

The corrected release reads in its entirety as follows:

Heska Announces Q1 Results

Lowest 1st Quarter Loss as a Public Company

Heska Corporation (NASDAQ:HSKA) today reported financial results for its first quarter ended March 31, 2005.

Heska highlights since its first quarter began in January were:

—	$17.2 million in quarterly revenue - the highest first quarter level in Company history
—	$1.1 million quarterly operating loss - the lowest first quarter loss as a public company and over $950,000 improvement from the next best result
—	A 34% improvement in first quarter net loss to $1.3 million from $2.0 million in 2004
—	The announcement of milestone 200th and 201st U.S. patent issued, further strengthening Heska's overall patent portfolio

“These results were slightly better than our latest quarterly guidance for total revenue and net loss,” said Robert Grieve, Heska’s Chairman and CEO. “Despite an anticipated difficult year-over-year comparison in our Core Companion Animal segment, we were able to grow total revenue at the same time we reduced operating expenses by over $1 million.”

Segment Product Revenue
Total product revenue for the first quarter of 2005 was $16.8 million, up 3% from $16.4 million in the first quarter of 2004. Heska Corporation’s business is comprised of two reportable segments - Core Companion Animal Health and Other Vaccines, Pharmaceuticals and Products. Product revenue from these segments is as follows:

Core Companion Animal Health    This segment includes revenue from the company’s diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, vaccines and pharmaceuticals, primarily for canine and feline use. In the first quarter of 2005, this segment generated product revenue of $12.8 million, down 9% from $14.1 million in the first quarter of 2004.

Other Vaccines, Pharmaceuticals and Products    This segment includes revenue from private label vaccine and pharmaceutical production, primarily for cattle but also for other species including small mammals, horses and fish. In the first quarter of 2005, this segment generated product revenue of $4.0 million, up 73% as compared to $2.3 million in the first quarter of 2004.

Investor Conference Call
Management will conduct a conference call on Wednesday, May 11, at 9:00 a.m. MDT (11:00 a.m. EDT) to discuss the first quarter 2005 financial results. To participate, dial (800)257-1836 (domestic) or (303)262-2137 (international); the conference call access number is 11029594. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback until May 25, 2005. The telephone replay may be accessed by dialing (800)405-2236 (domestic) or (303)590-3000 (international). The webcast replay may be accessed from Heska’s home page at www.heska.com until May 25, 2005.

About Heska
Heska Corporation (Nasdaq: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products. Heska’s state-of-the-art offerings to its customers include diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, vaccines and pharmaceuticals. The company’s core focus is on the canine and feline markets where it strives to provide high value products for unmet needs in veterinary medicine. For further information on Heska and its products, visit the company’s website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska’s future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties regarding our ability to raise sufficient capital or borrow sufficient cash to fund future operations as needed; uncertainties regarding the impact of revenue fluctuations or shortfalls versus our expectations on our cash flow and liquidity as many of our expenses are fixed; uncertainties regarding our ability to achieve profitability; uncertainties regarding our ability to comply with financial covenants required under our revolving line of credit agreement; inability to market, sell and distribute products successfully; uncertainties regarding the scope, enforceability and validity of patents and proprietary rights, which are subject to interpretation by administrative agencies and courts; uncertainties regarding our ability to successfully develop or commercialize products in research and development and/or supported by our patents; competition; risks regarding our reliance on third parties who we have granted substantial marketing rights to certain of our existing products; risks regarding our reliance on third-party suppliers, which is substantial; and the risks set forth in Heska’s filings and future filings with the Securities and Exchange Commission, including those set forth in Heska’s Annual Report on Form 10-K for the year ended December 31, 2004.

Financial Table Follows (Certain prior year numbers have been reclassified to be consistent with the current year presentation.):

Consolidated Statements of Operations
In Thousands, Except per Share Amounts
(unaudited)

	Three Months Ended March 31,

	2004	2005

Revenue, net:
Product revenue, net:
Core companion animal health	$14,114	$12,856
Other vaccines, pharmaceuticals and products	2,305	3,980

Total product revenue, net	16,419	16,836
Research, development and other	322	318

Total revenue, net	16,741	17,154

Cost of Revenue:
Cost of products sold	10,461	11,057
Cost of research, development and other	135	179

Total cost of revenue	10,596	11,236

Gross Profit	6,145	5,918

Operating expenses:
Selling and marketing	4,448	3,799
Research and development	1,713	1,227
General and administrative	2,041	1,995

Total operating expenses	8,202	7,021

Loss from operations	(2,057)	(1,103)
Interest and other (income) expense, net	(63)	205

Net loss	$(1,994)	$(1,308)

Basic and diluted net loss per share	$(0.04)	$(0.03)

Balance Sheet Data
In Thousands
(unaudited)

	December 31,	March 31,
	2004	2005

Cash and cash equivalents	$4,982	$4,690
Total current assets	28,442	26,977
Total assets	38,724	37,472
Line of credit	10,375	10,582
Current portion of long-term debt	302	1,656
Total current liabilities	23,269	25,153
Long-term debt	1,466	25
Stockholders’ equity	2,579	1,319
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